Power of Attorney

Volkswagen Aktiengesellschaft (the "Principal")

a stock corporation incorporated pursuant to the laws of Germany, with its business address at Berliner Ring 2, 38440 Wolfsburg, Germany and registered with the commercial register of the local court of Braunschweig under no. HRB100484 hereby grants power of attorney to

Mr Matthias Gruendler, Mr Christian Nicklis, Mr Wolfgang Betz, Ms Andreea Costa, Mr. Hardy Brennecke and Mr Frederik Fragemann (each an "Attorney in Fact" and jointly the "Attorneys in Fact")

- in each case two of them acting jointly -

to execute for and on behalf of the Principal any and all regulatory and/or securities filings in connection with the acquisition by Volkswagen Truck & Bus GmbH of shares of common stock, par value $0.10 per share, of Navistar International Corporation (the “Company”), including (i) Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Act”), and the rules and regulations thereunder, and any amendments, supplements or modifications thereto and (ii) Schedule 13D in accordance with the Act, and the rules and regulations thereunder, and any amendments, supplements or modifications thereto; and
to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable in connection with the foregoing.

The Attorneys in Fact are authorised to make all necessary or expedient declarations and carry out all such legal actions in connection with the above.

This power of attorney is subject to substantive German law under exclusion of the international conflict of law rules.

This power of attorney expires on 31 December 2017, 24:00 hrs.

[Signature Page Follows]

Wolfsburg, July 19, 2017

ppa.	ppa.

/s/ Alfred Ströhlein	/s/ Jesko Rosenmüller
Alfred Ströhlein for Volkswagen Aktiengesellschaft	Dr. Jesko Rosenmüller for Volkswagen Aktiengesellschaft